EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103163, 333-122559, 333-132888, 333-157416, 333-164640, 333-171824, 333-179249, 333-186214, 333-193731, 333-201862 and 333-209093 on Form S-8, and Registration Statement No. 333-190576 on Form S-3 of our reports dated August 12, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of Maxim Integrated Products, Inc. and its subsidiaries (collectively the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Maxim Integrated Products, Inc. for the year ended June 25, 2016.

/s/ Deloitte & Touche LLP
San Jose, California
August 12, 2016